Exhibit 99.1

Power Solutions International Announces Record Second Quarter 2025 Financial Results
Quarter Sales of $191.9 million, up 74% from a year earlier,
Quarter Net Income of $51.2 million, up 138% from a year earlier,
Diluted EPS $2.22 for the Quarter, up 136% from a year earlier,
Resolution of going concern with $29.2 million net income and $1.27 EPS impact,
Reduced debt $15.0 million for the Quarter

WOOD DALE, Ill., August 7, 2025 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced its record financial results for the second quarter 2025.
Financial Highlights

($ in millions, except per share amounts)	Quarter Ended
	June 30, 2025	June 30, 2024	Change
Net Sales	$191.9	$110.6	74%
Gross Profit	$54.1	$35.2	54%
Net Income	$51.2	$21.5	138%
Diluted Earnings per Share	$2.22	$0.94	$1.28
Second Quarter 2025 Results
PSI reported record sales and profit for the three months ended June 30, 2025, with sales of $191.9 million, net income of $51.2 million and diluted earnings per share of $2.22, compared to sales of $110.6 million, net income of $21.5 million and diluted earnings per share of $0.94 for the second quarter of 2024. Second quarter 2025 adjusted net income was $51.8 million, compared to adjusted net income of $16.6 million for the second quarter of 2024, an increase of 213%.
Dino Xykis, Chief Executive Officer, commented, “We are very pleased with our second quarter results, which marks the strongest sales and profit performance in our Company’s history. Achieving 74% year-over-year sales growth and 138% increase in net income reflects strong demand for our power systems solutions, the disciplined execution of our strategy, the commitment and dedication of our employees, and favorable tax benefits.
This milestone was achieved despite challenges from shifting tariffs and the complexities of scaling production. Our team responded with cross-functional coordination, operational efficiency, and financial discipline. We remain focused on mitigating tariff-related risks through strategic sourcing, agile supply chain management, and pricing actions to ensure continuity, competitiveness, and long-term value creation for our customers.”
Kenneth Li, Chief Financial Officer, stated, “In June 2025, we were honored to be included in the Russell 3000®, Russell 2000®, and Russell Microcap® indexes, an important milestone that reflects the continued progress we’re making in strengthening our business and delivering value to our customers and shareholders.
During the first six months of 2025, the Company reported net income of $70.3 million, and cash provided by operations of $25.5 million. On July 30, 2025, the Company amended its Revolving Credit Agreement, which extended the maturity date from August 30, 2025, to July 30, 2027 and increased the borrowing capacity to $135.0 million. As the Company has achieved profitability, is generating positive cash flows from operating activities, and has extended the Revolving Credit Agreement, the Company has concluded that its existing cash and cash equivalents and cash from operations will be sufficient for the Company to continue as a going concern for at least twelve months from the issuance of these condensed consolidated financial statements. As a result, the Company released a valuation allowance previously recorded against its deferred tax assets, and increased net income and stockholders’ equity $29.2 million from the tax benefits as of June 30, 2025.”
Sales for the second quarter of 2025 were $191.9 million, an increase of $81.3 million, or 74%, compared to the second quarter of 2024, primarily as a result of a sales increase of $83.8 million in the power systems end market, offset by a decrease of $1.6 million and $0.9 million within the industrial and transportation end markets, respectively. This shift in market mix reflects our deliberate strategic focus on higher-growth sectors such as data centers and oil and gas. In particular, we are prioritizing the rapidly expanding data center sector by enhancing our manufacturing capacity and capabilities to meet evolving customer demand. The decline in industrial sales is largely attributable to softer demand in the material handling market.
Gross profit increased by $18.9 million, or 54%, during the second quarter of 2025 as compared to the same period in the prior year. Gross margin in the second quarter of 2025 was 28.2%, a decrease of 3.6% compared to 31.8% in the same period last year. Gross margin was impacted due to strong sales growth in comparatively lower-margin products and temporary inefficiencies related to our accelerated production ramp-up.
Selling, general and administrative expenses of $16.7 million increased during the second quarter of 2025 by $12.2 million, or 269%, compared to the same period in the prior year. The variance reflects a favorable $5.0 million non-recurring legal reserve reduction in 2024, and higher costs associated with employee incentive programs, increased sales and administrative expenses to support ongoing business growth in 2025.
Interest expense was $1.7 million in the second quarter of 2025 as compared to $2.9 million in the same period in the prior year, largely due to reduced outstanding debt and lower overall effective interest rates.
Income tax was a benefit of $20.1 million in the second quarter of 2025, compared to an expense of $0.9 million in the same period in the prior year. The change was primarily driven by the release of a valuation allowance on deferred tax assets with tax benefit of $29.2 million in the second quarter of 2025.
Net income and diluted earnings per share were $51.2 million and $2.22, respectively, in the second quarter of 2025, compared to $21.5 million and $0.94, respectively, for the second quarter of 2024.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $49.5 million, while total debt was approximately $96.8 million at June 30, 2025. This compares to cash and cash equivalents of approximately $55.3 million and total debt of approximately $120.2 million at December 31, 2024.

Included in the Company’s total debt at June 30, 2025 were borrowings of $95.0 million under the Revolving Credit Agreement. In the second quarter of 2025, the Company fully repaid the remaining $15.0 million balance under its shareholder loan agreement.
In July, we amended our revolving credit agreement to secure a $135.0 million, two-year committed revolving loan through a syndicate of banks. This refinancing significantly strengthened our capital structure, and with improved financial performance, enabled us to remove substantial doubt about the Company’s ability to continue as a going concern, release the valuation allowance on deferred tax assets, and recognize $29.2 million in additional net income and stockholders’ equity. These impacts were reflected in the Company's second quarter financial statements.
Outlook for 2025
The Company anticipates strong sales growth for 2025 compared to 2024, driven by expected growth in the power systems end market including products supporting data centers, while sales in the industrial and transportation end markets are projected to remain about flat.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the rapidly growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted revolving credit agreement through the exercise by any lender of its demand right in its Revolving Credit Agreement; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports and exports; the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; the potential effects of damage to our reputation or other adverse consequences if our employees, suppliers, sub-suppliers or other contract parties, agents or business partners violate anti-bribery, competition, export and import, trade sanctions, data privacy, environmental, human rights or other laws; the impact of unanticipated changes in our effective tax rate, the adoption of new tax legislation or exposure to additional income tax liabilities; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three and six months ended June 30, 2025, compared with the three and six months ended June 30, 2024 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2025	2024	Change	% Change	2025	2024	Change	% Change
Net sales (to related parties $402 and $253 for the three months ended June 30, 2025 and June 30, 2024, respectively, $865 and $453 for the six months ended June 30, 2025 and June 30, 2024, respectively)	$191,907	$110,586	$81,321	74%	$327,353	$205,826	$121,527	59%
Cost of sales (derived from any related party sales $271 and $176 for the three months ended June 30, 2025 and June 30, 2024, respectively, and $587 and $329 for the six months ended June 30, 2025 and June 30, 2024, respectively)	137,824	75,398	62,426	83%	232,976	144,882	88,094	61%
Gross profit	54,083	35,188	18,895	54%	94,377	60,944	33,433	55%
Gross margin %	28.2%	31.8%	(3.6)%		28.8%	29.6%	(0.8)%
Operating expenses:
Research and development expenses	4,615	4,959	(344)	(7)%	8,859	10,156	(1,297)	(13)%
Research and development expenses as a % of sales	2.4%	4.5%	(2.1)%		2.7%	4.9%	(2.2)%
Selling, general and administrative expenses	16,680	4,520	12,160	269%	27,789	14,052	13,737	98%
Selling, general and administrative expenses as a % of sales	8.7%	4.1%	4.6%		8.5%	6.8%	1.7%
Amortization of intangible assets	306	365	(59)	(16)%	613	730	(117)	(16)%
Total operating expenses	21,601	9,844	11,757	119%	37,261	24,938	12,323	49%
Operating income	32,482	25,344	7,138	28%	57,116	36,006	21,110	59%
Other expense (income), net:
Interest expense (from related parties $219 and $2,216 for the three months ended June 30, 2024 and 2023, respectively, and $634 and $4,438 for the six months ended June 30, 2025 and June 30, 2024, respectively)	1,700	2,909	(1,209)	(42)%	3,466	6,255	(2,789)	(45)%
Other expense (income), net	(295)	—	(295)	NM	(295)	—	(295)	NM
Total other expense (income)	1,405	2,909	(1,504)	(52)%	3,171	6,255	(3,084)	(49)%
Income before income taxes	31,077	22,435	8,642	39%	53,945	29,751	24,194	81%
Income tax (benefit) expense	(20,135)	895	(21,030)	NM	(16,349)	1,096	(17,445)	NM
Net income	$51,212	$21,540	$29,672	138%	$70,294	$28,655	$41,639	145%

Earnings per common share:
Basic	$2.23	$0.94	$1.29	137%	$3.06	$1.25	$1.81	145%
Diluted	$2.22	$0.94	$1.28	136%	$3.05	$1.25	$1.80	144%

Non-GAAP Financial Measures:
Adjusted net income *	$51,769	$16,559	$35,210	213%	$71,004	$23,600	$47,404	201%
Adjusted net income per share – diluted*	$2.24	$0.72	$1.52	211%	$3.07	$1.04	$2.03	195%
EBITDA *	$34,108	$26,662	$7,446	28%	$60,024	$38,641	$21,383	55%
Adjusted EBITDA *	$34,665	$21,681	$12,984	60%	$60,734	$33,586	$27,148	81%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of June 30, 2025 (unaudited)	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$49,459	$55,252
Restricted cash	3,659	3,239
Accounts receivable, net of allowances of $1,831 and $1,889 as of June 30, 2025 and December 31, 2024, respectively; (from related parties $623 and $1,383 as of June 30, 2025 and December 31, 2024, respectively)	82,098	68,958
Income tax receivable	—	986
Inventories, net	148,980	93,872
Prepaid expenses and other current assets	4,218	6,396
Contract Asset	21,171	21,462
Other current assets	716	4,170
Total current assets	310,301	254,335
Property, plant and equipment, net	21,008	15,406
Operating lease right-of-use assets, net	46,549	23,275
Intangible assets, net	1,841	2,454
Goodwill	29,835	29,835
Deferred tax assets	25,357	—
Other noncurrent assets	2,791	2,877
TOTAL ASSETS	$437,682	$328,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $26,592 and $14,427 as of June 30, 2025 and December 31, 2024, respectively)	$89,605	$58,208
Current maturities of long-term debt	45	52
Revolving line of credit	95,000	95,000
Finance lease liability, current	382	78
Operating lease liability, current	5,522	4,503
Other short-term financing (from related parties $25,000 as of December 31, 2024)	—	25,000
Other accrued liabilities (to related parties $139 and $807 as of June 30, 2025 and December 31, 2024, respectively)	56,311	44,726
Total current liabilities	246,865	227,567
Deferred income taxes	—	1,568
Long-term debt, net of current maturities	19	38
Finance lease liability, long-term	1,396	16
Operating lease liability, long-term	43,199	20,663
Noncurrent contract liabilities	1,772	1,877
Other noncurrent liabilities	8,780	11,203
TOTAL LIABILITIES	$302,031	$262,932

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,011 and 23,000 shares outstanding at June 30, 2025 and December 31, 2024, respectively	23	23
Additional paid-in capital	157,775	157,561
Accumulated deficit	(21,217)	(91,511)
Treasury stock, at cost, 106 and 117 shares at June 30, 2025 and December 31, 2024, respectively	(930)	(823)
TOTAL STOCKHOLDERS’ EQUITY	135,651	65,250
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$437,682	$328,182

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Cash provided by operating activities
Net income	$51,212	$21,540	$70,294	$28,655
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	306	365	613	730
Depreciation	1,025	953	2,000	1,905
Noncash lease expense	1,026	1,006	2,974	2,940
Stock-based compensation expense	154	22	307	48
Amortization of financing fees	166	29	331	273
Deferred income taxes	(26,925)	54	(26,925)	108
(Credit) for losses in accounts receivable	(20)	(109)	(57)	(608)
Increase (decrease) in allowance for inventory obsolescence, net	(131)	405	75	1,351
Other adjustments, net	23	51	56	51
Changes in operating assets and liabilities:
Accounts receivable	(462)	(14,860)	(13,081)	3,327
Inventories	(30,233)	(5,052)	(49,527)	(9,850)
Prepaid expenses	(3,020)	(2,097)	2,177	(4,269)
Contract assets	6,700	(5,178)	290	(11,152)
Other assets	78	78	3,208	93
Accounts payable	23,993	(5,883)	31,007	(538)
Income taxes receivable	—	119	986	257
Accrued expenses	(3,307)	8,986	5,965	5,458
Other noncurrent liabilities	(422)	1,105	(5,219)	(1,615)
Net cash provided by operating activities	20,163	1,534	25,474	17,164
Cash used in investing activities
Capital expenditures	(2,036)	(712)	(5,439)	(1,527)
Proceeds from disposal of assets	11	—	11	—
Net cash used in investing activities	(2,025)	(712)	(5,428)	(1,527)
Cash used in financing activities
Repayment of long-term debt and lease liabilities	(121)	(51)	(219)	(102)
(Repayment of) proceeds from short-term financings	(15,000)	5,000	(25,000)	(10,000)
Payments of deferred financing costs	—	13	—	(117)
Repurchases to settle tax withholding obligations for stock-based compensation awards	(58)	(20)	(200)	(20)
Net cash (used in) provided by financing activities	(15,179)	4,942	(25,419)	(10,239)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(541)	(4,236)	(5,373)	5,398
Cash, cash equivalents, and restricted cash at beginning of the period	53,659	36,228	58,491	26,594
Cash, cash equivalents, and restricted cash at end of the period	$53,118	$31,992	$53,118	$31,992

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended June 30, 2025. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three and six months ended June 30, 2025 and 2024 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$51,212	$21,540	$70,294	$28,655
Stock-based compensation [1]	154	22	307	48
Severance [2]	403	—	403	—
Other legal matters [3]	—	(5,003)	—	(5,103)
Adjusted net income	$51,769	$16,559	$71,004	$23,600

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three and six months ended June 30, 2025 and 2024 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income per share – diluted	$2.22	$0.94	$3.05	$1.25
Severance [2]	0.02	—	0.02	—
Other legal matters [3]	—	(0.22)	—	(0.21)
Adjusted net income per share – diluted	$2.24	$0.72	$3.07	$1.04

Diluted shares (in thousands)	23,067	22,993	23,064	22,983
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2025 and 2024 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$51,212	$21,540	$70,294	$28,655
Interest expense	1,700	2,909	3,466	6,255
Income tax expense	(20,135)	895	(16,349)	1,096
Depreciation	1,025	953	2,000	1,905
Amortization of intangible assets	306	365	613	730
EBITDA	34,108	26,662	60,024	38,641
Stock-based compensation [1]	154	22	307	48
Severance [2]	403	—	403	—
Other legal matters [3]	—	(5,003)	—	(5,103)
Adjusted EBITDA	$34,665	$21,681	$60,734	$33,586
1.Amounts reflect non-cash stock-based compensation expense and have no material impact on the Adjusted net income per share – diluted for the three and six months ended June 30, 2025 and 2024.
2.Amounts include severance expense for the three and six months ended June 30, 2025.
3.Amounts include legal settlements for the three and six months ended June 30, 2025 and 2024.